Exhibit 99.1
CTI BioPharma Reports First Quarter 2020 Financial Results

SEATTLE, May 7, 2020 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported its financial results for the first quarter ended March 31, 2020.

“With a sufficient cash runway into Q4 2021, we have the resources to continue to advance pacritinib as quickly as possible as a potential treatment for severely thrombocytopenic myelofibrosis patients through the execution of the ongoing Phase 3 PACIFICA trial,” said Adam R. Craig, M.D., Ph.D. “Additionally, in response to the global COVID-19 pandemic, as pacritinib has the potential to reduce the inflammatory response to the infection, which can lead to acute respiratory distress and mechanical ventilation, we recently announced the initiation of PRE-VENT, a Phase 3 double-blind, placebo-controlled, multicenter study of pacritinib for the treatment of hospitalized patients with severe COVID-19, including patients with and without cancer. We look forward to providing updates on the PRE-VENT trial in the coming months. With regards to the PACIFICA Phase 3 trial timeline, we anticipate at least a three-month delay to enrollment due to the COVID-19 pandemic.”

First Quarter Financial Results
Operating loss was $11.9 million for the first quarter of 2020, compared to operating loss of $10.5 million for the same period in 2019. The increase in operating loss in the first quarter of 2020 as compared to operating loss in the same period in 2019 resulted primarily from expenses related to provisions for our Italian Value Added Tax receivables due to uncertainty regarding the collectability of such receivables as a result of the recent COVID-19 global pandemic, partially offset by decreases in research and development expenses and restructuring expenses.

License and contract revenues for the three months ended March 31, 2019 were $0.6 million while no revenues were recognized for the same period in 2020. The decrease is primarily due to royalty and other revenues recognized in 2019 from Les Laboratoires Servier and Institut de Recherches Internationales Servier (“Servier”) related to transition period activities pursuant to the terms of the Termination and Transfer Agreement with Servier.
Net loss attributable to common stockholders for the first quarter of 2020 was $12.2 million, or $(0.20) for basic and diluted loss per share, compared to net loss attributable to common stockholders of $10.8 million, or $(0.19) for basic and diluted loss per share, for the same period in 2019.

As of March 31, 2020, cash, cash equivalents and short-term investments totaled $81.1 million, compared to $33.7 million as of December 31, 2019. We expect current cash, cash equivalents and short-term investments will enable us to fund our operations into the fourth quarter of 2021.

About CTI BioPharma Corp.
We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. We concentrate our efforts on treatments that target blood-related cancers where there is an unmet medical need. In particular, we are focused on evaluating pacritinib, our sole product candidate currently in active development, for the treatment of adult patients with myelofibrosis. We are headquartered in Seattle, Washington.

Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to conduct and complete clinical trials in our currently anticipated timeframes; our ability to successfully demonstrate the safety and efficacy of pacritinib; our expectations regarding the completion and outcome of the PACIFICA Phase 3 trial and the PRE-VENT Phase 3 trial; the risk that the FDA may determine that the benefit/risk profile of pacritinib at the dose selected for the PACIFICA Phase 3 trial does not support approval; the risk that the FDA may determine that the benefit/risk profile of pacritinib in the PRE-VENT Phase 3 trial does not support approval or requires additional clinical data for approval; the risk that pacritinib may fail in development; our ability to submit an NDA for pacritinib in the timeline currently anticipated; our ability to receive regulatory approval for pacritinib pursuant to the accelerated approval pathway or at all; the risk that pacritinib may be delayed to a point where it is not commercially viable; the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations; risks and uncertainties related to the COVID-19 pandemic as it relates to our operations and ongoing clinical trials;

and those risks more fully discussed in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. “CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

CTI BioPharma Investor Contacts:
Maeve Conneighton/Maghan Meyers
+212-600-1902
cti@argotpartners.com

(tables follow)

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended March 31,
	2020	2019
License and contract revenues	$—	$640
Operating costs and expenses:
Research and development	3,264	5,172
General and administrative	4,467	5,206
Restructuring expenses	—	794
Other operating expenses	4,200	—
Total operating costs and expenses	11,931	11,172
Loss from operations	(11,931)	(10,532)
Non-operating income (expense):
Interest income	119	380
Interest expense	(167)	(294)
Amortization of debt discount and issuance costs	(130)	(130)
Foreign exchange loss	(77)	(238)
Total non-operating expense, net	(255)	(282)
Net loss	$(12,186)	$(10,814)
Basic and diluted net loss per common share	$(0.20)	$(0.19)
Shares used in calculation of basic and diluted net loss per common share:	62,461	57,973

Balance Sheet Data (unaudited):	(amounts in thousands)
	March 31,	December 31,
	2020	2019
Cash and cash equivalents	$81,149	$31,144
Short-term investments	—	2,522
Working capital	68,234	17,092
Total assets	87,981	46,280
Current portion of long-term debt	4,812	4,812
Long-term debt, less current portion	3,252	4,455
Total stockholders' equity	22,384	17,930